Exhibit 99.1

Date:	October 24, 2017	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $951 MILLION AND EARNINGS PER DILUTED SHARE OF $1.47 INCLUDING $0.11 OF REFINANCING COSTS

•	Q3 Net sales up 5% (organic +4%, acquisitions +1%)

•	Q3 Adjusted diluted EPS(1) of $1.65, excluding:

◦	Loss on early extinguishment of debt ($0.11)

◦	Restructuring and related costs ($0.07)

•	New three-year share repurchase authorization of up to $400 million

•	Raise and narrow FY 2017 diluted EPS expected range to $5.40 to $5.50

SHELTON, CT. (October 24, 2017) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the third quarter ended September 30, 2017. Net sales in the third quarter of 2017 were $951 million, an increase of 5% compared to the $907 million reported in the third quarter of 2016. Operating income in the quarter was up 8% to $146 million as compared to $136 million in the same period of 2016. Excluding restructuring and related costs in both periods, adjusted operating income was $152 million in the third quarter of 2017, compared to $142 million in the third quarter of 2016 (1). The Company refinanced and redeemed $300 million of Senior Notes due in 2018 and recognized a $10 million loss in connection with the early extinguishment. The effective tax rate in the third quarter of 2017 was 33% compared to 29% in the comparable period of 2016. Net income attributable to Hubbell in the third quarter of 2017 was $81 million compared to $87 million reported in the comparable period of 2016.

Excluding the loss on debt extinguishment in the third quarter of 2017 and restructuring and related costs in both periods, adjusted net income attributable to Hubbell was $91 million in the third quarter of 2017, compared to $91 million in the third quarter of 2016 (1). Earnings per diluted share for the third quarter of 2017 were $1.47 compared to $1.56 reported in the third quarter of 2016. Excluding the loss on debt extinguishment in the third quarter of 2017 and restructuring and related costs in both periods, adjusted earnings per diluted share were $1.65 in the third quarter of 2017, compared to $1.63 in the third quarter of 2016 (1). Net cash provided from operating activities was $97 million in the third quarter of 2017 versus $143 million in the comparable period of 2016. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $76 million in the third quarter of 2017 versus $127 million in the comparable period of 2016 (3).
For the first nine months of 2017 net sales were $2.8 billion, an increase of 4% compared to the same period of the prior year. Operating income was $381 million compared to $370 million for the comparable period of 2016. Excluding restructuring and related costs in both periods, adjusted operating income for the first nine months of 2017 was $402 million, compared to $389 million for the comparable period of 2016 (1). Net income attributable to Hubbell was $223 million in the first nine months of 2017 compared to $229 million for the comparable period of 2016. Earnings per diluted share for the first nine months of 2017 were $4.02 compared to $4.08 reported for the first nine months of 2016. Excluding the loss on debt extinguishment in the third quarter of 2017 and restructuring and related costs in both periods, adjusted earnings per diluted share for the first nine months of 2017 were $4.39 compared with $4.31 for the comparable period of 2016 (1). Net cash provided from operating activities was $229 million for the first nine months of 2017 versus $269 million in the comparable period of 2016. Free cash flow was $175 million compared to $223 million reported in the first nine months of 2016 (3).

OPERATIONS REVIEW
"We saw strong sales and margin performance in the third quarter, and we took advantage of favorable capital markets to refinance some of our debt,” said David G. Nord, Chairman, President and Chief Executive Officer. “Hubbell's organic sales growth of 4% was led by Power, which grew 8% fueled by domestic T&D markets and storm-related sales. Expansion of oil markets contributed to double digit growth in our Harsh & Hazardous business. Growth in non-residential markets decelerated modestly from what we saw earlier in the year; for Lighting markets specifically, unit growth was offset by continued price pressure. Residential markets were flat, and core industrial markets remained sluggish, weighed down by declines in heavy industry.

“Cost discipline and productivity are ongoing focus areas, while our restructuring program continues to yield incremental and recurring savings across the Company. As a result, Hubbell's adjusted operating margin of 16% in the quarter reflected year-over-year expansion in both segments,” Mr. Nord stated. “Remediation efforts at Lighting have been successful at addressing restructuring-driven inefficiencies, and we believe these issues are largely behind us. Production is flowing, service levels have improved, and distribution costs have stabilized.” Mr. Nord added, "Our margin also absorbed our R&D investment in the Internet of Things via iDevices. Customers have reacted very favorably to the anticipated inclusion of iDevices' smart technology into our products and solutions."
Mr. Nord concluded, “Our balance sheet remains healthy and, in the quarter, we refinanced $300 million of Senior Notes due next year at a lower interest rate. In addition, last week, our Board of Directors approved an increase of 10% in our quarterly cash dividend and authorized a new three-year share repurchase program of up to $400 million of Common Stock."

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on third quarter results in 2017 and 2016.
Electrical segment net sales in the third quarter of 2017 increased 3% to $654 million compared to $635 million reported in the third quarter of 2016. Organic sales grew 2% in the quarter while acquisitions added 1%. Operating income was $86 million, or 13.1% of net sales, compared to $81 million, or 12.7% of net sales, in the same period of 2016. Excluding restructuring and related costs, adjusted operating income was $90 million, or 13.8% of net sales compared to $86 million, or 13.6% of net sales in the same period of 2016 (1). The increases in adjusted operating income and adjusted operating margin were primarily due to savings from cost actions and the benefit of the higher volumes, partially offset by the impact of recent acquisitions and a net headwind from price and cost increases in excess of productivity gains (1).
Power segment net sales in the third quarter of 2017 increased 9% to $297 million compared to $273 million reported in the third quarter of 2016. Organic sales grew 8% while acquisitions added 1% to net sales in the quarter. Compared to the third quarter of 2016, operating income increased 10% to $61 million, and was up 30 basis points to 20.5% of net sales. Excluding restructuring and related costs, adjusted operating income was $62 million, or 20.9% of net sales compared to $56 million, or 20.5% of net sales in the same period of 2016 (1). The increases in adjusted operating income and adjusted operating margin were primarily due to productivity gains in excess of cost increases and higher volume, partially offset by price and material cost headwinds.

SUMMARY & OUTLOOK

For the full year 2017, Hubbell continues to expect end market growth in the range of 2.5% to 3.0% in the aggregate, while acquisitions completed to date are still expected to contribute approximately 2% to net sales. This end market outlook includes growth of 2% to 3% for T&D and Industrial, 4% to 5% for residential, and 2% to 4% for non-residential and oil and gas markets.
The Company now expects 2017 diluted earnings per share in the range of $5.40 to $5.50. This expectation includes restructuring and related costs of approximately $0.30 and refinancing costs of $0.11. Hubbell continues to expect free cash flow to equal net income in 2017.
"The strong operating performance in the third quarter gives us confidence to raise and tighten our earnings outlook for 2017. Recent organic growth combined with margin traction bodes well as we turn to 2018." Mr. Nord added, "Next year, we expect end markets to grow approximately 2% to 4% in the aggregate, with consistency across markets. In addition to top line growth, we expect tailwinds resulting from the recent refinancing, lower spend and incremental savings from restructuring, and the absence of Lighting's restructuring-driven inefficiencies. Despite anticipated pricing challenges at Lighting and rising commodity costs, we are targeting to report double digit EPS growth in 2018."

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, outperforming end markets, capital deployment, restructuring actions, market conditions, foreign exchange rates, shareholder value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "target", "believe", "continues", "improved", "leading", "improving", "continuing growth", "continued", "ranging", "contributing", "primarily", "plan", "expect", "anticipated", "expected", "expectations", "should result", "uncertain", "goals", "projected", "on track", "likely", "intend" and others. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; price and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2016.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2016 revenues of $3.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statements of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$950.5	$907.4	$2,751.1	$2,651.0
Cost of goods sold	643.6	618.7	1,887.7	1,808.9
Gross profit	306.9	288.7	863.4	842.1
Selling & administrative expenses	160.5	152.7	482.3	472.1
Operating income	146.4	136.0	381.1	370.0
Operating income as a % of Net sales	15.4%	15.0%	13.9%	14.0%
Interest expense, net	(11.6)	(11.6)	(34.3)	(31.9)
Loss on extinguishment of debt	(10.1)	—	(10.1)	—
Other income (expense), net	(1.1)	(0.3)	(5.5)	(5.6)
Total other expense, net	(22.8)	(11.9)	(49.9)	(37.5)
Income before income taxes	123.6	124.1	331.2	332.5
Provision for income taxes	40.8	36.0	103.7	100.4
Net income	82.8	88.1	227.5	232.1
Less: Net income attributable to noncontrolling interest	2.0	1.4	4.8	3.5
Net income attributable to Hubbell	$80.8	$86.7	$222.7	$228.6
Earnings Per Share:
Basic	$1.47	$1.56	$4.05	$4.10
Diluted	$1.47	$1.56	$4.02	$4.08
Cash dividends per common share	$0.70	$0.63	$2.10	$1.89

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheets
(unaudited)
(in millions)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$386.4	$437.6
Short-term investments	13.6	11.2
Accounts receivable, net	615.1	530.0
Inventories, net	623.6	532.4
Other current assets	46.3	40.1
TOTAL CURRENT ASSETS	1,685.0	1,551.3
Property, plant and equipment, net	449.1	439.8
Investments	56.5	56.4
Goodwill	1,063.5	991.0
Intangible assets, net	437.1	431.5
Other long-term assets	52.0	55.0
TOTAL ASSETS	$3,743.2	$3,525.0
LIABILITIES AND EQUITY
Short-term debt	$93.8	$3.2
Accounts payable	349.4	291.6
Accrued salaries, wages and employee benefits	79.3	82.8
Accrued insurance	59.8	55.8
Other accrued liabilities	158.3	156.2
TOTAL CURRENT LIABILITIES	740.6	589.6
Long-term debt	986.7	990.5
Other non-current liabilities	348.2	341.7
TOTAL LIABILITIES	2,075.5	1,921.8
Hubbell Shareholders’ Equity	1,656.0	1,592.8
Noncontrolling interest	11.7	10.4
TOTAL EQUITY	1,667.7	1,603.2
TOTAL LIABILITIES AND EQUITY	$3,743.2	$3,525.0

HUBBELL INCORPORATED
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income attributable to Hubbell	$222.7	$228.6
Depreciation and amortization	76.0	68.6
Stock-based compensation expense	11.9	13.1
Deferred income taxes	4.2	4.3
Loss on extinguishment of debt	10.1	—
Changes in working capital	(86.6)	(64.4)
Contributions to defined benefit pension plans	(1.3)	(1.4)
Other, net	(8.4)	20.4
Net cash provided by operating activities	228.6	269.2
Cash Flows From Investing Activities
Capital expenditures	(53.2)	(45.8)
Acquisition of businesses, net of cash acquired	(110.3)	(172.5)
Net change in investments	(1.0)	(4.3)
Other, net	2.9	3.3
Net cash used in investing activities	(161.6)	(219.3)
Cash Flows From Financing Activities
Long-term debt borrowings, net	(2.4)	397.0
Short-term debt borrowings, net	90.7	(47.7)
Payment of dividends	(115.5)	(105.1)
Repurchase of common shares	(92.6)	(246.8)
Make whole payment for the retirement of long term debt	(9.9)	—
Other, net	(10.2)	(11.7)
Net cash used by financing activities	(139.9)	(14.3)
Effect of foreign exchange rate changes on cash and cash equivalents	21.7	(14.6)
(Decrease) increase in cash and cash equivalents	(51.2)	21.0
Cash and cash equivalents
Beginning of period	437.6	343.5
End of period	$386.4	$364.5

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$2.2	$4.2	$1.1	$0.3	$3.3	$4.5
Restructuring related costs	0.5	0.1	2.0	1.3	2.5	1.4
Restructuring and related costs (non-GAAP measure) (1)	$2.7	$4.3	$3.1	$1.6	$5.8	$5.9

	Nine Months Ended September 30,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$9.6	$8.3	$3.9	$5.6	$13.5	$13.9
Restructuring related costs	1.3	1.8	5.7	3.3	7.0	5.1
Restructuring and related costs (non-GAAP measure) (1)	$10.9	$10.1	$9.6	$8.9	$20.5	$19.0

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Restructuring and related costs included in Cost of goods sold
Electrical	$2.4	$4.2	$9.4	$9.4
Power	0.3	0.1	1.5	0.7
Total	$2.7	$4.3	$10.9	$10.1
Restructuring and related costs included in Selling & administrative expenses
Electrical	$2.3	$1.0	$7.2	$7.3
Power	0.8	0.6	2.4	1.6
Total	$3.1	$1.6	$9.6	$8.9

Impact on income before income taxes	$5.8	$5.9	$20.5	$19.0
Impact on Net income available to Hubbell common shareholders	3.9	4.0	13.9	12.9
Impact on Diluted earnings per share	$0.07	$0.07	$0.26	$0.23

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net income attributable to Hubbell (GAAP measure)	$80.8	$86.7	(7)%	$222.7	$228.6	(3)%
Restructuring and related costs, net of tax	3.9	4.0		13.9	12.9
Loss on extinguishment of debt, net of tax	6.3	—		6.3	—
Adjusted Net Income (1)	$91.0	$90.7	—%	$242.9	$241.5	1%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$80.8	$86.7		$222.7	$228.6
Less: Earnings allocated to participating securities	(0.3)	(0.3)		(0.7)	(0.7)
Net income available to common shareholders (GAAP measure) [a]	$80.5	$86.4	(7)%	$222.0	$227.9	(3)%

Adjusted Net Income (1)	$91.0	$90.7		$242.9	$241.5
Less: Earnings allocated to participating securities	(0.3)	(0.3)		(0.8)	(0.7)
Adjusted net income available to common shareholders (1) [b]	$90.7	$90.4	—%	$242.1	$240.8	1%

Denominator:
Average number of common shares outstanding [c]	54.6	55.3		54.9	55.6
Potential dilutive shares	0.3	0.2		0.3	0.2
Average number of diluted shares outstanding [d]	54.9	55.5		55.2	55.8

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.47	$1.56		$4.05	$4.10
Diluted [a] / [d]	$1.47	$1.56	(6)%	$4.02	$4.08	(1)%

Adjusted earnings per diluted share (1) [b] / [d]	$1.65	$1.63	1%	$4.39	$4.31	2%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$950.5	$907.4	5%	$2,751.1	$2,651.0	4%

Operating Income
GAAP measure [b]	$146.4	$136.0	8%	$381.1	$370.0	3%
Restructuring and related costs	5.8	5.9		20.5	19.0
Adjusted operating income (1) [c]	$152.2	$141.9	7%	$401.6	$389.0	3%

Operating margin
GAAP measure [b] / [a]	15.4%	15.0%	+40 bps	13.9%	14.0%	-10 bps
Adjusted operating margin (1) [c] / [a]	16.0%	15.6%	+40 bps	14.6%	14.7%	-10 bps

Electrical segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$654.0	$634.6	3%	$1,897.9	$1,858.7	2%

Operating Income
GAAP measure [b]	$85.6	$80.9	6%	$206.6	$213.5	(3)%
Restructuring and related costs	4.7	5.2		16.6	16.7
Adjusted operating income (1) [c]	$90.3	$86.1	5%	$223.2	$230.2	(3)%

Operating margin
GAAP measure [b] / [a]	13.1%	12.7%	+40 bps	10.9%	11.5%	-60 bps
Adjusted operating margin (1) [c] / [a]	13.8%	13.6%	+20 bps	11.8%	12.4%	-60 bps

Power segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$296.5	$272.8	9%	$853.2	$792.3	8%

Operating Income
GAAP measure [b]	$60.8	$55.1	10%	$174.5	$156.5	12%
Restructuring and related costs	1.1	0.7		3.9	2.3
Adjusted operating income (1) [c]	$61.9	$55.8	11%	$178.4	$158.8	12%

Operating margin
GAAP measure [b] / [a]	20.5%	20.2%	+30 bps	20.5%	19.8%	+70 bps
Adjusted operating margin (1) [c] / [a]	20.9%	20.5%	+40 bps	20.9%	20.0%	+90 bps

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2017	December 31, 2016
Total Debt	$1,080.5	$993.7
Total Hubbell Shareholders’ Equity	1,656.0	1,592.8
Total Capital	$2,736.5	$2,586.5
Total Debt to Total Capital	39%	38%
Less: Cash and Investments	$456.5	$505.2
Net Debt (2)	$624.0	$488.5
Net Debt to Total Capital (2)	23%	19%

Free Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities (a)	$96.5	$142.6	$228.6	$269.2
Less: Capital expenditures	(20.2)	(15.9)	(53.2)	(45.8)
Free cash flow (3)	$76.3	$126.7	$175.4	$223.4
(a) Comparable period has been recast to reflect the adoption of the new accounting pronouncement for share-based payment (ASU 2016-09) as of January 1, 2017.

HUBBELL INCORPORATED
Footnotes

(1) In order to provide a comparison that we believe provides investors with useful information regarding our underlying performance from period to period and to allow investors to assess the impact of restructuring activities and business transformation initiatives on our results of operations, the Company refers to adjusted operating income and adjusted operating margin, each of which excludes restructuring and related costs. The Company also refers to adjusted net income, adjusted net income available to common shareholders, and adjusted earnings per diluted share, each of which exclude restructuring and related costs as well as the loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018. Management uses these non-GAAP measures when assessing the performance of the business.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units we determine to be non-strategic and is a GAAP measure. Restructuring costs may include severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. Restructuring-related costs are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.

Each of the adjusted operating measures are non-GAAP measures. Reconciliations of each of these adjusted operating measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt to total capital is a non-GAAP measure and we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.